Exhibit 99.1

FOR IMMEDIATE RELEASE

Research Solutions Reports Fourth Quarter and Fiscal Year 2025 Results

Reports 36% YoY Platform Revenue Increase, ARR of $20.9 Million and Record Fiscal Year Net Income and Adjusted EBITDA

HENDERSON, Nev., September 18, 2025 — Research Solutions, Inc. (NASDAQ: RSSS), the leading AI-powered research workflow platform, reported financial results for its fourth quarter and full fiscal year ended June 30, 2025.

Fiscal Fourth Quarter 2025 Summary (compared to prior-year quarter)

•	Platform revenue up 21% to $5.2 million. Annual Recurring Revenue (“ARR”) up 20% to $20.9 million, which includes approximately $14.2 million of B2B recurring revenue and $6.7 million of B2C recurring revenue.
•	Total revenue of $12.4 million, a 3% increase.
•	Gross profit up 12%. Total gross margin improved 450 basis points to 51%, crossing 50% on a blended basis for the first time in the Company’s history.
•	Net income of $2.4 million, or $0.07 per diluted share, compared to net loss of $2.8 million or ($0.09) per share. This quarter’s result includes a $1.1 million favorable adjustment related to the final earnout adjustment for Scite. Last year’s result included a negative adjustment charge in other expense of approximately $4.3 million related to the projected earnout for Scite.
•	Adjusted EBITDA increased 15% to a Company record of $1.6 million.
•	Cash flow from operations of $2.3 million, compared to $2.0 million.

Fiscal Year 2025 Summary (compared to Fiscal 2024)

•	Platform revenue up 36% to $19.0 million.
•	Total revenue of $49.1 million, a 10% increase.
•	Gross profit up 23%. Total gross margin improved 530 basis points to 49.3%.
•	Net income of $1.3 million, or $0.04 per diluted share, compared to a net loss of $3.8 million, or ($0.13) per share. This year’s result includes $1.7 million of net other expense related to the Scite earn-out compared to $5.1 million of net other expense related to the Scite earnout in fiscal 2024.
•	Adjusted EBITDA of $5.3 million, a Company record, compared to $2.2 million.
•	Cash flow from operations of $7.0 million, a Company record, compared to $3.6 million. The Company ended the fiscal year with $12.2 million in cash and cash equivalents.

“Fiscal 2025 reflects a year of significant progress in our ongoing SaaS software and AI solution set transition, with our platform revenue now representing nearly 40% of total revenue for the year compared to 31% in fiscal 2024. As expected, this strategic shift and continued focus on recurring revenue has also translated into meaningful increases in gross margin, Adjusted EBITDA and operating cash flow,” said Roy W. Olivier, President and CEO of Research Solutions. “Following the final earnout calculation for Scite, we proactively adjusted the payout structure, offering more cash and reducing dilution to current shareholders. We remain focused on improving on our “Rule of 40” goal, with a slight bias towards increased growth versus profitability, which in turn should create long-term value for our shareholders. In addition, we used the Scite acquisition to help build out the AI capabilities in our product set and we continue to actively pursue additional opportunities that enhance, complement and strengthen our current product offerings. The growth rate of our AI-based Scite product is over 40%, which I view as a good indication that we are on the right track. Lastly, from a cash and Adjusted EBITDA perspective, we are better positioned than we ever have been to execute on these opportunities.”

Fiscal Fourth Quarter 2025 Results

Total revenue was $12.4 million, compared to $12.1 million in the year-ago quarter driven by increased platform revenue versus the prior-year period.

Platform subscription revenue for the quarter was $5.2 million, a 21% year-over-year increase from the prior-year period. The increase was due to organic growth in the core B2C and B2B platforms, with the latter increasing due to a mix of new logo generation and upsell and cross sell into existing customers. The quarter ended with annual recurring revenue of $20.9 million, up 20% year-over-year (see the Company’s definition of annual recurring revenue below).

Transaction revenue was $7.3 million, compared to $7.9 million in the fourth quarter of fiscal 2024. The decrease was due to lower paid order volume. The transaction active customer count for the quarter was 1,338, compared to 1,398 customers in the prior-year quarter (see the Company's definition of active customer accounts and transactions below).

Total gross margin improved 450 basis points from the prior-year quarter to 51.0%. The increase was primarily driven by the continued revenue mix shift to the higher-margin Platforms business, including the expansion of the gross margin for that business.

Total operating expenses were $5.1 million, compared to $5.0 million in the fourth quarter of 2024. The increase was primarily related to higher sales and marketing expenses offset by reduced stock compensation expense.

Other income for the quarter was approximately $1.2 million compared to other expense of approximately $3.5 million in the fourth quarter of fiscal 2024. This quarter’s result includes a $1.1 million favorable adjustment related to the final determination of the Scite earnout. Last year’s result included a negative adjustment in other expense of approximately $4.3 million related to the projected earnout for Scite.

Net income in the fourth quarter was $2.4 million, or $0.07 per diluted share, compared to net loss of $2.8 million, or ($0.09) per share, in the prior-year quarter. Adjusted EBITDA was $1.6 million, compared to $1.4 million in the year-ago quarter (see definition and further discussion about the presentation of Adjusted EBITDA, a non-GAAP term, below).

Full-Year Fiscal 2025 Results

Total revenue was $49.1 million, a 10% increase from fiscal 2024, driven by increased platform revenue.

Platform subscription revenue for fiscal 2025 was $19.0 million, a 36% year-over-year increase. The increase was primarily due to organic growth in the core B2C and B2B platforms, including 150 net new B2B platform deployments, as well as having a full fiscal year of Scite revenue (versus seven months in fiscal 2024).

Transaction revenue was $30.1 million, compared to $30.7 million in fiscal 2024. The decrease was due to lower paid order volume in the second half of fiscal 2025.

Total gross margin improved 530 basis points from the prior-year to 49.3%. The increase was primarily driven by the continued revenue mix shift to the higher-margin Platforms business.

Total operating expenses for the year were $21.7 million, compared to $20.4 million in fiscal 2024. The increase was primarily related to higher sales and marketing expenses offset by reduced general and administrative and stock compensation expenses.

Net income for fiscal 2025 was $1.3 million, or $0.04 per diluted share, compared to net loss of $3.8 million, or ($0.13) per share, in the prior year. Adjusted EBITDA was $5.3 million, compared to $2.2 million in fiscal 2024 (see definition and further discussion about the presentation of Adjusted EBITDA, a non-GAAP term, below).

Conference Call

Research Solutions President and CEO Roy W. Olivier and CFO Bill Nurthen will host the conference call, followed by a question and answer period.

Date: Thursday, September 18, 2025

Time: 5:00 p.m. ET (2:00 p.m. PT)

Dial-in number: 1-203-518-9783

Conference ID: RESEARCH

The conference call will be broadcast live and available for replay until October 18, 2025 by dialing 1-412-317-6671 and using the replay ID 11159860, and via the investor relations section of the Company's website at http://researchsolutions.investorroom.com/.

Fiscal Fourth Quarter Financial and Operational Summary Tables vs. Prior-Year Quarter

	Quarter Ended June 30,				Twelve Months Ended June 30,
	2025	2024	Change	% Change	2025	2024	Change	% Change
Revenue:
Platforms	$5,184,864	$4,277,338	$907,526	21.2%	$18,955,695	$13,956,517	$4,999,178	35.8%
Transactions	$7,253,053	$7,856,176	(603,123)	-7.7%	$30,102,286	$30,667,382	(565,096)	-1.8%
Total Revenue	12,437,917	12,133,514	304,403	2.5%	49,057,981	44,623,899	4,434,082	9.9%

Gross Profit:
Platforms	4,590,639	3,650,286	940,353	25.8%	16,584,155	11,889,314	4,694,841	39.5%
Transactions	1,751,263	1,992,580	(241,317)	-12.1%	7,611,796	7,750,852	(139,056)	-1.8%
Total Gross Profit	6,341,902	5,642,866	699,036	12.4%	24,195,951	19,640,166	4,555,785	23.2%

Gross profit as a % of revenue:
Platforms	88.5%	85.3%	3.2%		87.5%	85.2%	2.3%
Transactions	24.1%	25.4%	-1.2%		25.3%	25.3%	0.0%
Total Gross Profit	51.0%	46.5%	4.5%		49.3%	44.0%	5.3%

Operating Expenses:
Sales and marketing	1,219,184	830,195	388,989	46.9%	5,360,356	3,442,503	1,917,853	55.7%
Technology and product development	1,356,801	1,489,491	(132,690)	-8.9%	5,631,344	5,442,382	188,962	3.5%
General and administrative	2,152,855	1,917,907	234,948	12.3%	7,936,644	8,511,697	(575,053)	-6.8%
Depreciation and amortization	315,021	311,004	4,017	1.3%	1,245,362	836,271	409,091	48.9%
Stock-based compensation	176,611	426,190	(249,579)	-58.6%	1,723,561	2,155,461	(431,900)	-20.0%
Foreign currency translation loss (gain)	(83,322)	6,336	(89,658)	NM	(202,527)	21,395	(223,922)	NM
Total Operating Expenses	5,137,150	4,981,123	156,027	3.1%	21,694,740	20,409,709	1,285,031	6.3%
Income (loss) from operations	1,204,752	661,743	543,009	82.1%	2,501,211	(769,543)	3,270,754	NM

Other Income (Expenses):
Other income (expenses)	1,163,557	(3,451,948)	4,615,505	NM	(1,152,847)	(2,903,983)	1,751,136	NM
Provision for income taxes	(7,995)	(31,022)	23,027	-74.2%	(82,811)	(113,071)	30,260	-26.8%
Total Other Income (Expenses):	1,155,562	(3,482,970)	4,638,532	NM	(1,235,658)	(3,017,054)	1,781,396	NM
Net income (loss)	$2,360,314	$(2,821,227)	5,181,541	NM	$1,265,553	$(3,786,597)	5,052,150	NM
Adjusted EBITDA	$1,613,062	$1,405,273	$207,789	14.8%	$5,267,607	$2,243,584	$3,024,023	134.8%

	Quarter Ended June 30,				Twelve Months Ended June 30,
	2025	2024	Change	% Change	2025	2024	Change	% Change
Platforms:
B2B ARR (Annual recurring revenue*):
Beginning of Period	$13,474,074	$11,653,062	$1,821,012	15.6%	$12,060,201	$9,444,129	$2,616,072	27.7%
Incremental ARR	723,524	407,139	316,385	77.7%	2,137,397	2,616,072	(478,675)	-18.3%
End of Period	$14,197,598	$12,060,201	$2,137,397	17.7%	$14,197,598	$12,060,201	$2,137,397	17.7%

Deployments:
Beginning of Period	1,133	983	150	15.3%	1,021	835	186	22.3%
Incremental Deployments	38	38	-	0.0%	150	186	(36)	-19.4%
End of Period	1,171	1,021	150	14.7%	1,171	1,021	150	14.7%

ASP (Average sales price):
Beginning of Period	$11,892	$11,855	$38	0.3%	$11,812	$11,310	$502	4.4%
End of Period	$12,124	$11,812	$312	2.6%	$12,124	$11,812	$312	2.6%

B2C ARR (Annual recurring revenue*):
Beginning of Period	$6,877,926	$4,902,975	$1,974,951	NM	$5,363,129	$-	$5,363,129	NM
Incremental ARR	(156,570)	460,154	(616,724)	NM	1,358,227	5,363,129	(4,004,902)	NM
End of Period	$6,721,356	$5,363,129	$1,358,227	25.3%	$6,721,356	$5,363,129	$1,358,227	25.3%

Total ARR (Annualized recurring revenue):	$20,918,954	$17,423,330	$3,495,624	20.1%	$20,918,954	$17,423,330	$3,495,624	20.1%

Transaction Customers:
Corporate customers	1,028	1,093	(65)	-5.9%	1,053	1,088	(35)	-3.2%
Academic customers	310	305	5	1.6%	320	316	4	1.3%
Total customers	1,338	1,398	(60)	-4.3%	1,373	1,404	(31)	-2.2%

* Annual Recurring Revenue (Non-GAAP Measure) - the value of contracted platform subscription recurring revenue normalized to a one year period.

For B2C, this includes the annualized value of monthly subscriptions, meaning their monthly value multiplied by 12.

Active Customer Accounts, Transactions and Annual Recurring Revenue

The Company defines active customer accounts as the sum of the total quantity of customers per month for each month in the period divided by the respective number of months in the period. The quantity of customers per month is defined as customers with at least one transaction during the month.

A transaction is an order for a unit of copyrighted content fulfilled or managed in the Platform.

The Company defines annual recurring revenue (“ARR”) as the value of contracted Platform subscription recurring revenue normalized to a one-year period. For B2C ARR, this includes the annualized value of monthly subscriptions, meaning their monthly value multiplied by twelve.

Use of Non-GAAP Measure – Adjusted EBITDA

Research Solutions’ management evaluates and makes operating decisions using various financial metrics. In addition to the Company’s GAAP results, management also considers the non-GAAP measure of Adjusted EBITDA. Management believes that this non-GAAP measure provides useful information about the Company’s operating results.

The tables below provide a reconciliation of this non-GAAP financial measure with the most directly comparable GAAP financial measure. Adjusted EBITDA is defined as net income (loss), plus interest expense, other (income) expense, foreign currency transaction (gain) loss, provision for income taxes, depreciation and amortization, stock-based compensation, and other potential adjustments that may arise. Set forth below is a reconciliation of Adjusted EBITDA to net income (loss):

	Quarter Ended June 30,				Twelve Months Ended June 30,
	2025	2024	Change	% Change	2025	2024	Change	% Change
Net Income (loss)	$2,360,314	$(2,821,227)	$5,181,541	NM	$1,265,553	$(3,786,597)	$5,052,150	NM
Add (deduct):							-
Other (income) expense	(1,163,557)	3,451,948	(4,615,505)	NM	1,152,847	2,903,983	(1,751,136)	NM
Foreign currency translation loss (gain)	(83,322)	6,336	(89,658)	NM	(202,527)	21,395	(223,922)	NM
Provision for income taxes	7,995	31,022	(23,027)	-74.2%	82,811	113,071	(30,260)	-26.8%
Depreciation and amortization	315,021	311,004	4,017	1.3%	1,245,362	836,271	409,091	48.9%
Stock-based compensation	176,611	426,190	(249,579)	-58.6%	1,723,561	2,155,461	(431,900)	-20.0%
Adjusted EBITDA	$1,613,062	$1,405,273	$207,789	14.8%	$5,267,607	$2,243,584	$3,024,023	134.8%

About Research Solutions

Research Solutions, Inc. (NASDAQ: RSSS) is a vertical SaaS and AI Company that simplifies research workflow for academic institutions, life science companies, and research organizations worldwide. As one of the only publisher-independent marketplaces for scientific, technical, and medical (STM) content, the Company uniquely combines AI-powered tools—including an intelligent research assistant and full-text search capabilities—with seamless access to both open access and paywalled research. The platform enables organizations to discover, access, manage and analyze scientific literature more efficiently, accelerating the pace of scientific discovery. For more information and details, please visit www.researchsolutions.com

Important Cautions Regarding Forward-Looking Statements

Certain statements in this press release may contain "forward-looking statements" regarding future events and our future results. All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the markets in which we operate and the beliefs and assumptions of our management. Words such as "expects," "anticipates," "targets," "goals," "projects", "intends," "plans," "believes," "seeks," "estimates," "endeavors," "strives," "may," or variations of such words, and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward-looking statements are subject to a number of risks, uncertainties and assumptions that are difficult to predict, estimate or verify. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Such risks and uncertainties include those factors described in the Company's most recent annual report on Form 10-K, as such may be amended or supplemented by subsequent quarterly reports on Form 10-Q, or other reports filed with the Securities and Exchange Commission. Examples of forward-looking statements in this release include statements regarding enhanced product offerings, additional customers, creating long-term value for shareholders and the Company’s prospects for growth. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements. For more information, please refer to the Company's filings with the Securities and Exchange Commission.

Research Solutions, Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

	June 30,	June 30,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$12,227,312	$6,100,031
Accounts receivable, net of allowance of $182,324 and $68,579, respectively	7,191,234	6,879,800
Prepaid expenses and other current assets	580,257	643,553
Prepaid royalties	925	1,067,237
Total current assets	19,999,728	14,690,621

Non-current assets:
Property and equipment, net of accumulated depreciation of $964,883 and $922,558, respectively	60,769	88,011
Intangible assets, net of accumulated amortization of $2,736,773 and $1,535,310, respectively	9,686,241	10,764,261
Goodwill	16,372,979	16,315,888
Deposits and other assets	957	981
Total assets	$46,120,674	$41,859,762

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$7,443,757	$8,843,612
Deferred revenue	10,702,120	9,023,848
Contingent earnout liability, current portion	7,363,152	—
Total current liabilities	25,509,029	17,867,460

Non-current liabilities:
Contingent earnout liability, long-term portion	6,683,488	12,298,114
Total liabilities	32,192,517	30,165,574

Commitments and contingencies

Stockholders’ equity:
Preferred stock; $0.001 par value; 20,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.001 par value; 100,000,000 shares authorized; 32,479,993 and 32,295,373 shares issued and outstanding, respectively	32,480	32,295
Additional paid-in capital	39,059,557	38,089,958
Accumulated deficit	(25,043,693)	(26,309,246)
Accumulated other comprehensive loss	(120,187)	(118,819)
Total stockholders’ equity	13,928,157	11,694,188
Total liabilities and stockholders’ equity	$46,120,674	$41,859,762

Research Solutions, Inc. and Subsidiaries

Consolidated Statements of Operations and Other Comprehensive Income (Loss)

(Unaudited)

	Years Ended
	June 30,
	2025	2024
Revenue:
Platforms	$18,955,695	$13,956,517
Transactions	30,102,286	30,667,382
Total revenue	49,057,981	44,623,899

Cost of revenue:
Platforms	2,371,540	2,067,203
Transactions	22,490,490	22,916,530
Total cost of revenue	24,862,030	24,983,733
Gross profit	24,195,951	19,640,166

Operating expenses:
Selling, general and administrative	20,449,378	19,573,438
Depreciation and amortization	1,245,362	836,271
Total operating expenses	21,694,740	20,409,709

Income (loss) from operations	2,501,211	(769,543)

Other income	595,679	333,088
Change in fair value of contingent earnout liability	(1,748,526)	(3,237,071)

Income (loss) before provision for income taxes	1,348,364	(3,673,526)
Provision for income taxes	(82,811)	(113,071)

Net income (loss)	1,265,553	(3,786,597)

Other comprehensive income (loss):
Foreign currency translation	(1,368)	(595)
Comprehensive income (loss)	$1,264,185	$(3,787,192)

Basic income (loss) per common share:
Net income (loss) per share	$0.04	$(0.13)
Weighted average common shares outstanding	30,681,187	28,863,949

Diluted income (loss) per common share:
Net income (loss) per share	$0.04	$(0.13)
Weighted average common shares outstanding	31,503,972	28,863,949

Research Solutions, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Years Ended
	June 30,
	2025	2024
Cash flow from operating activities:
Net income (loss)	$1,265,553	$(3,786,597)
Adjustment to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,245,362	836,271
Stock options expense	205,457	140,150
Restricted common stock expense	1,518,104	1,994,362
Modification cost of accelerated vesting of restricted common stock	—	20,949
Adjustment to contingent earnout liability	1,748,526	3,237,071
Changes in operating assets and liabilities:
Accounts receivable	(341,434)	(344,020)
Prepaid expenses and other current assets	63,296	(164,579)
Prepaid royalties	1,066,312	135,441
Accounts payable and accrued expenses	(1,426,282)	560,027
Deferred revenue	1,678,272	921,879
Net cash provided by operating activities	7,023,166	3,550,954

Cash flow from investing activities:
Purchase of property and equipment	(19,261)	(71,510)
Payment for acquisition of Resolute, net of cash acquired	—	(2,718,253)
Payment for acquisition of Scite, net of cash acquired	—	(7,305,493)
Net cash used in investing activities	(19,261)	(10,095,256)

Cash flow from financing activities:
Proceeds from the exercise of stock options	180,800	—
Common stock repurchase	(934,577)	(554,202)
Payment of contingent acquisition consideration	(124,107)	(351,649)
Net cash used in financing activities	(877,884)	(905,851)

Effect of exchange rate changes	1,260	4,851
Net increase (decrease) in cash and cash equivalents	6,127,281	(7,445,302)
Cash and cash equivalents, beginning of period	6,100,031	13,545,333
Cash and cash equivalents, end of period	$12,227,312	$6,100,031

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$82,811	$113,071

Non-cash investing and financing activities:
Contingent consideration accrual on asset acquisition	$31,359	$32,022

Contact

Steven Hooser or John Beisler

Three Part Advisors

(214) 872-2710

shooser@threepa.com; jbeisler@threepa.com

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